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                                                                   Exhibit 10(a)

                                  ABIOMED, INC.
                              22 Cherry Hill Drive
                                Danvers, ma 01923


                                                                October 14, 1999


Fleet National Bank
One Federal Street
Boston, MA  02110

Gentlemen:

         This letter agreement will set forth certain understandings between ABIOMED, Inc., a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank") with respect to Demand Loans and Term Loans (each as hereinafter defined) which may be made by the Bank to the Borrower and with respect to letters of credit which may hereafter be issued by the Bank for the account of the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

         I.  AMOUNTS AND TERMS

         1.1. REFERENCE TO DOCUMENTS. Reference is made to (i) that certain $3,000,000 face principal amount demand promissory note (the "Demand Note") of even date herewith made by the Borrower and payable to the order of the Bank,
(ii) that certain $250,000 face principal amount term promissory note (the "Tranche A Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, (iii) that certain $400,000 face principal amount term promissory note (the "Tranche B Term Note") of even date herewith made by the Borrower and payable to the order of the Bank, (iv) that certain $550,000 face principal amount term note (the "Tranche C Term Note") made by the Borrower and payable to the order of the Bank, and (v) that certain Security Agreement (Equipment) of even date herewith from the Borrower to the Bank (the "Security Agreement"). This letter agreement and the Demand Note supersede and replace in its entirety that certain Demand Line of Credit Promissory Note dated October 21, 1998 made by the Borrower and payable to the order of the Bank (the "Prior Note"). From and after the date hereof the Bank shall not be deemed to have any obligations or commitments under or in respect of the loan facility evidenced by the Prior Note. All loans outstanding under the Prior Note at the date of execution and delivery of this letter agreement shall be deemed refunded and replaced by Demand Loans hereunder.

         1.2. DEMAND LOANS; DEMAND NOTE. Subject to the terms and conditions hereinafter set forth, the Bank may, in the Bank's discretion, make loans ("Demand Loans") to the Borrower, in such amounts as the Borrower may request, on any Business Day prior to the first to occur of (i) the Expiration Date, or
(ii) the date of any demand for payment under the Demand Note, or


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(iii) the earlier termination of the within-described financing arrangements for Demand Loans pursuant to Section 5.2 or Section 6.6; provided, however, that the aggregate principal amount of the Demand Loans outstanding shall at no time exceed the Maximum Demand Loan Amount (hereinafter defined) as then in effect. Within such limit, and subject to the terms and conditions hereof, the Borrower may obtain Demand Loans, repay Demand Loans and obtain Demand Loans again on one or more occasions. The Demand Loans shall be evidenced by the Demand Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Demand Note or on the books of the Bank, at or following the time of making each Demand Loan and of receiving any payment of principal of a Demand Loan, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Demand Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Demand Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Demand Note.

        1.3. REPAYMENT; RENEWAL OF DEMAND LOAN FACILITY. The Borrower shall repay in full all Demand Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) the date of any demand for payment (which demand may be made by the Bank at any time in the Bank's discretion, whether or not any Default or Event of Default has occurred), or (iii) an acceleration under Section 5.2(a) following an Event of Default. The
Borrower may repay at any time, without penalty or premium, the whole or any portion of any Demand Loan. The Bank may, at its sole discretion, renew the financing arrangements described in Section 1.2 by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

         1.4. TERM LOANS; TERM NOTES. In addition to the foregoing, subject to the terms and conditions of this letter agreement, the Bank will make one or more term loans (the "Term Loans") to the Borrower. The Term Loans are available as follows: (1) At the Borrower's request, and subject to the terms and conditions of this letter agreement, the Bank will make one or more Term Loans ("Tranche A Term Loans") to the Borrower in an aggregate original principal amount not to exceed $250,000. Such Tranche A Term Loans may be made on any Business Day prior to the first to occur of (i) the close of business on November 30, 1999 or (ii) the earlier termination of the Term Loan facilities pursuant to Section 5.2 or Section 6.6. (2) In addition, at the Borrower's request, and subject to the terms and conditions of this letter agreement, the Bank will make one or more Term Loans ("Tranche B Term Loans") to the Borrower in an aggregate original principal amount not to exceed $400,000. Such Tranche B Term Loans may be made on any Business Day prior to the first to occur of (i) the close of business on January 31, 2000 or (ii) the earlier termination of the Term Loan facilities pursuant to
Section 5.2 or Section 6.6. (3) In addition, at the Borrower's request, and subject to the terms and conditions of this letter agreement, the Bank will make one or more Term Loans ("Tranche C Term Loans") to the Borrower in an aggregate original principal amount not to exceed $550,000. Such Tranche C Term Loans may be made on any Business Day prior to the first to occur of (i) the close of business on March 31, 2000 or (ii)

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the earlier termination of the Term Loan facilities pursuant to ss.5.2 or
ss.6.6. Thus, the maximum aggregate original principal amounts of the Term Loans available to the Borrower will be $1,200,000. At the time of each such request, the Borrower will indicate whether the Borrower requests a Tranche A Term Loan, a Tranche B Term Loan or a Tranche C Term Loan and the amount of the Term Loan of such Tranche being requested. A Term Loan of any Tranche (or contemporaneous Term Loans of two or more Tranches) shall be made, no more than once per month (unless the Bank shall consent to more frequent Term Loans), in order to finance costs of Qualifying Equipment acquired by the Borrower within the 60 days preceding the request for such a Term Loan and/or to finance the costs of Qualifying Leasehold Improvements incurred by the Borrower during the 60 days preceding such request. Each such Term Loan shall be in such amount as may be requested by the Borrower; provided that (i) no Term Loan of any Tranche will be made after the expiry date for such Tranche set forth above in this ss.1.4; (ii) the aggregate original principal amounts of the Term Loans of each Tranche shall not exceed the amount set forth above in this ss.1.4 as the maximum amount for such Tranche nor will the aggregate original principal amounts of all Term Loans exceed $1,200,000; (iii) no Term Loan will be in an amount more than 90% of the invoiced actual costs of the tangible property constituting the items of Qualifying Equipment and/or Qualifying Leasehold Improvements with respect to which such Term Loan is made (excluding taxes, shipping, software, installation charges, training fees and other "soft costs"); except that the Borrower may in its sole discretion elect to deposit with the Bank and pledge to the Bank cash equal to 10% of the original principal amount of any Term Loan; and if it so elects and pursuant to such election deposits with the Bank and pledges to the Bank (by instruments satisfactory in form and substance to the Bank) cash equal to 10% of the original principal amount of any Term Loan, then the amount of such Term Loan (including the amount so pledged) will be 100% of said invoiced actual costs; and (iv) the aggregate principal amount of all Term Loans made with respect to Qualifying Leasehold Improvements will not exceed the lesser of
(A) $400,000 or (B) 30% of the total principal amounts of all Term Loans made at or prior to the date of the making of any such Term Loan for Leasehold Improvements.

         Prior to the making of each Term Loan, and as a precondition thereto, the Borrower will provide the Bank with: (i) invoices supporting the costs of the relevant Qualifying Equipment and/or the costs of the relevant Qualifying Leasehold Improvements, as the case may be; (ii) such evidence as the Bank may reasonably require showing that each item of Qualifying Equipment has been delivered to and installed at the Borrower's Danvers, MA premises, has been accepted by the Borrower, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement); (iii) such evidence as the Bank may reasonably require showing that each item of Qualifying Leasehold Improvements has been constructed at or installed at the Borrower's Danvers, MA premises, has been paid for by the Borrower and is owned by the Borrower free of all liens and interests of any other Person (other than the security interest of the Bank pursuant to the Security Agreement), except that the Bank acknowledges that certain Qualifying Leasehold Improvements may be so built into the real estate at the Borrower's Danvers, MA premises that the Borrower's landlord will, upon termination of the Borrower's lease, have rights in such Qualifying Leasehold Improvements; (iv) Uniform Commercial Code financing statements and appropriate supplements to the Security Agreement reflecting the relevant Qualifying Equipment and/or Qualifying Leasehold Improvements with respect to which such Term Loan is being made; and (v) evidence satisfactory to the Bank that



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the Qualifying Equipment and the Qualifying Leasehold Improvements are fully insured against casualty loss, with insurance naming the Bank as secured party and first loss payee.

         The Tranche A Term Loans will be evidenced by the Tranche A Term Note. The Tranche B Term Loans will be evidenced by the Tranche B Term Note. The Tranche C Term Loans will be evidenced by the Tranche C Term Note. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the appropriate Term Note or on the books of the Bank, at or following the time of making each Term Loan and of receiving any payment of principal of any Term Loan, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Term Loans of that Tranche to which such Term Note relates. The amount so noted on each Term Note shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Term Loans of that Tranche to which such Term Note relates. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under any Term Note.

         1.5. PRINCIPAL REPAYMENT OF TERM LOANS. The Borrower shall repay principal of the Tranche A Term Loans in 45 equal consecutive monthly installments (each in an amount equal to 1/46th of the aggregate principal amount of the Tranche A Term Loans outstanding at the close of business on November 30, 1999), such monthly installments to commence on December 1, 1999 and to continue on the first day of each month thereafter through and including August 1, 2003, PLUS a 46th and final installment due and payable on September 1, 2003 in an amount equal to the entire then outstanding principal balance of the Tranche A Term Loans and all interest then accrued but unpaid thereon to the date of payment. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Tranche A Term Loans to the extent that same are Floating Rate Term Loans; provided that each such principal prepayment shall be accompanied by payment of all interest on the amount so prepaid accrued under the Tranche A Term Note but unpaid to the date of payment. The Borrower may prepay the whole or any portion of any Tranche A Term Loan which is a LIBOR Term Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each such Tranche A Term Loan which is a LIBOR Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Tranche A Term Loan which is a LIBOR Term Loan must be in an integral multiple of $100,000 (provided that, in any event, no Tranche A Loan which is a LIBOR Term Loan will remain outstanding in a principal amount of less than $100,000), and (iv) if the Borrower for any reason makes any prepayment of a Tranche A Term Loan which is a LIBOR Term Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.9 with respect to such LIBOR Term Loan. Any partial prepayment of principal of the Tranche A Term Loans will be applied to installments of principal of the Tranche A Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Tranche A Term Loans are not available for reborrowing.

         The Borrower shall repay principal of the Tranche B Term Loans in 43 equal consecutive monthly installments (each in an amount equal to 1/44th of the aggregate principal amount of the



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Tranche B Term Loans outstanding on at the close of business on January 31,
2000), such monthly installments to commence on February 1, 2000 and to continue on the first day of each month thereafter through and including August 1, 2003, PLUS a 44th and final installment due and payable on September 1, 2003 in an amount equal to the entire then outstanding principal balance of the Tranche B Term Loans and all interest then accrued but unpaid thereon to the date of payment. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Tranche B Term Loans to the extent that same are Floating Rate Term Loans; provided that each such principal prepayment shall be accompanied by payment of all interest on the amount so prepaid accrued under the Tranche B Term Note but unpaid to the date of payment. The Borrower may prepay the whole or any portion of any Tranche B Term Loan which is a LIBOR Term Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each such Tranche B Term Loan which is a LIBOR Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Tranche B Term Loan which is a LIBOR Term Loan must be in an integral multiple of $100,000 (provided that, in any event, no Tranche B Loan which is a LIBOR Term Loan will remain outstanding in a principal amount of less than $100,000), and (iv) if the Borrower for any reason makes any prepayment of a Tranche B Term Loan which is a LIBOR Term Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.9 with respect to such LIBOR Term Loan. Any partial prepayment of principal of the Tranche B Term Loans will be applied to installments of principal of the Tranche B Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Tranche B Term Loans are not available for reborrowing.

         The Borrower shall repay principal of the Tranche C Term Loans in 41 equal consecutive monthly installments (each in an amount equal to 1/42nd of the aggregate principal amount of the Tranche C Term Loans outstanding at the close of business on March 31, 2000), such monthly installments to commence on April 1, 2000 and to continue on the first day of each month thereafter through and including August 1, 2003, PLUS a 42nd and final installment due and payable on September 1, 2003 in an amount equal to the entire then outstanding principal balance of the Tranche C Term Loans and all interest then accrued but unpaid thereon to the date of payment. The Borrower may prepay, at any time or from time to time, without premium or penalty, the whole or any portion of the Tranche C Term Loans to the extent that same are Floating Rate Term Loans; provided that each such principal prepayment shall be accompanied by payment of all interest on the amount so prepaid accrued under the Tranche C Term Note but unpaid to the date of payment. The Borrower may prepay the whole or any portion of any Tranche C Term Loan which is a LIBOR Term Loan; provided that (i) the Borrower gives the Bank not less than two (2) Business Days' prior written notice of its intent so to prepay, (ii) the Borrower pays all interest on each such Tranche C Term Loan which is a LIBOR Term Loan (or portion thereof) so prepaid accrued to the date of such prepayment, (iii) any voluntary prepayment with respect to a Tranche C Term Loan which is a LIBOR Term Loan must be in an integral multiple of $100,000 (provided that, in any event, no Tranche C Loan which is a LIBOR Term Loan will remain outstanding in a principal amount of less than $100,000), and (iv) if the Borrower for any reason makes any prepayment of a Tranche C Term Loan which is a LIBOR Term Loan prior to the last day of the Interest Period applicable thereto, the Borrower shall



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forthwith pay all amounts owing to the Bank pursuant to the provisions of ss.1.9 with respect to such LIBOR Term Loan. Any partial prepayment of principal of the Tranche C Term Loans will be applied to installments of principal of the Tranche C Term Loans thereafter coming due in inverse order of normal maturity. Amounts repaid or prepaid with respect to the Tranche C Term Loans are not available for reborrowing.

         1.6. INTEREST RATE FOR TERM LOANS. Except as otherwise provided below in this ss.1.6, interest on the Term Loans will be payable at a fluctuating rate per annum (the "Floating Rate") which shall at all times be equal to the Prime Rate as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law), with a change in such rate of interest to become effective on each day when a change in the Prime Rate becomes effective. Subject to the conditions set forth herein, the Borrower may elect that all or any portion of any Term Loan to be made under ss.1.4 will be made as a LIBOR Term Loan, that all or any portion of any Floating Rate Term Loan will be converted to a LIBOR Term Loan and/or that any LIBOR Term Loan will be continued at the expiration of the Interest Period applicable thereto as a new LIBOR Term Loan. Such election shall be made by the Borrower giving to the Bank a written or telephonic notice received by the Bank within the time period and containing the information described in the next following sentence (a "LIBOR Term Loan Notice"). The LIBOR Term Loan Notice must be received by the Bank no later than 10:00 a.m. (Boston time) on that day which is two Business Days prior to the date of the proposed borrowing, conversion or continuation, as the case may be, and must specify the amount of the LIBOR Term Loan requested (which shall be an integral multiple of $100,000), must identify the particular Term Loan or Loans or portion thereof so to be made, converted or continued, as the case may be, and must specify the proposed commencement date of the relevant Interest Period. Notwithstanding anything provided elsewhere in this letter agreement, the Borrower may not elect to have any installment of a Term Loan included in a LIBOR Term Loan if the Interest Period applicable thereto would continue after the due date of such installment. Any LIBOR Term Loan Notice shall, upon receipt by the Bank, become irrevocable and binding on the Borrower, and the Borrower shall, upon demand and receipt of a Bank Certificate with respect thereto, forthwith indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by the Borrower to borrow any requested LIBOR Term Loan, including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Bank to fund or maintain such LIBOR Term Loan. At the expiration of each Interest Period applicable to a LIBOR Term Loan, the principal amount of such LIBOR Term Loan may be continued as a new LIBOR Term Loan to the extent and on the terms and conditions contained in this letter agreement by delivery to the Bank of a new LIBOR Term Loan Notice conforming to the requirements set forth above in this ss.1.6 (and any LIBOR Term Loan not repaid and not so continued as a new LIBOR Term Loan will be deemed to have been converted into a Floating Rate Term Loan). Notwithstanding any other provision of this letter agreement, the Bank need not make any LIBOR Term Loan or allow any conversion of a Floating Rate Term Loan to a LIBOR Term Loan at any time when there exists any Default or Event of Default.

         The Borrower may request and the Bank may issue caps, collars, swaps and other rate protection products, using the Bank's then customary documentation for such transactions. Such caps, collars, swaps and other rate protection products will be issued for such fees and upon such



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other terms and conditions as may be agreed upon by the Bank and the Borrower at the time of issuance thereof.

         Any request for a LIBOR Term Loan and any election to convert all or any portion of the Term Loans to a LIBOR Term Loan may be made on behalf of the Borrower only by a duly authorized officer; provided, however, that the Bank may conclusively rely upon any written or facsimile communication received from any individual whom the Bank believes in good faith to be such a duly authorized officer.

         1.7. INTEREST PAYMENTS ON ALL LOANS. The Borrower will pay interest on the principal amount of the Loans outstanding from time to time, from the date hereof until payment of the Loans and the Notes in full and the termination of this letter agreement. Interest on Demand Loans and on Floating Rate Term Loans will be payable monthly in arrears on the first day of each month. Interest on each LIBOR Term Loan will be payable in arrears on the Interest Payment Date applicable to such LIBOR Term Loan. In any event, interest under each Term Note shall also be paid on the date of payment of such Term Note in full. Interest on Demand Loans and on Floating Rate Term Loans shall be payable at the Floating Rate. The rate of interest payable on any LIBOR Term Loan will be the LIBOR Interest Rate applicable thereto. In any event, after the occurrence and during the continuance of an Event of Default the Loans shall bear interest at a rate per annum which at all times shall be equal to the sum of (i) four (4%) percent per annum PLUS (ii) the Prime Rate in effect from time to time. All interest and fees payable under this letter agreement and/or under any Note will be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.8.     RATE DETERMINATION PROTECTION.  In the event that:

                  (i) the Bank shall determine that, by reason of circumstances affecting the London interbank market or otherwise, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, or

                  (ii) the Bank shall determine that:

                           (A) the making or continuation of any LIBOR Term Loan
                  has been made impracticable or unlawful by (1) the occurrence of any contingency that materially and adversely affects the London interbank market or (2) compliance by the Bank with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                           (B) LIBOR (taking into account any adjustment in
                  respect of any Reserve Rate which may become effective) will not, in the reasonable determination of the Bank, adequately and fairly reflect the cost to the Bank of funding the LIBOR Term Loans for such Interest Period



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         then the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower. In such event the obligations of the Bank to make LIBOR Term Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

         1.9. PREPAYMENT OF LIBOR TERM LOANS. The following provisions of this ss.1.9 shall be effective only with respect to LIBOR Term Loans: If, due to acceleration of any Term Note or due to voluntary prepayment or mandatory repayment or prepayment or due to any other reason, the Bank receives payment of any principal of any LIBOR Term Loan on any date prior to the last day of the relevant Interest Period or if for any reason any LIBOR Term Loan is converted to a Floating Rate Term Loan prior to the expiration of the relevant Interest Period, the Borrower shall, upon demand and receipt of a Bank Certificate from the Bank with respect thereto, pay forthwith to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the Interest Period applicable to the affected LIBOR Term Loan shall be subtracted from the "cost of funds" component (I.E., reserve-adjusted LIBOR) of the LIBOR Interest Rate in effect with respect to such LIBOR Term Loan at the date of such prepayment or conversion. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the relevant Interest Period. Said amount shall be reduced to present value calculated by using the number of days remaining in the relevant Interest Period and by using the above-referenced United States Treasury securities rate as the discount rate. The resulting amount shall be the yield maintenance fee due to the Bank upon prepayment or conversion of the applicable LIBOR Term Loan. Any acceleration of a LIBOR Term Loan due to an Event of Default will give rise to a yield maintenance fee calculated with the respect to such LIBOR Term Loan on the date of such acceleration in the same manner as though the Borrower had exercised a right of prepayment at that date, such yield maintenance fee being due and payable at that date.

         1.10.    INCREASED COSTS; CAPITAL ADEQUACY.

                  (i) If the adoption, effectiveness or phase-in, after the date hereof, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (A) shall subject the Bank to any Imposition or other
                  charge with respect to any LIBOR Term Loan or the Bank's agreement to make LIBOR Term Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any LIBOR Term Loan or any other amounts due under this letter agreement in respect of the LIBOR Term Loans or the Bank's

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                  agreement to make LIBOR Term Loans (except for changes in
                  the rate of tax on the over-all net income of the Bank); or

                           (B) shall impose, modify or deem applicable any
                  reserve, special deposit, deposit insurance or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding, with respect to any LIBOR Term Loan, any such requirement already included in the applicable Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting any LIBOR Term Loans or the Bank's agreement to make LIBOR Term Loans and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Term Loan or to reduce the amount of any sum received or receivable by the Bank under this letter agreement or under any Term Note with respect to any LIBOR Term Loan by an amount deemed by the Bank to be material, then (A) the Bank shall promptly after its determination of such occurrence deliver a Bank Certificate with respect thereto to the Borrower; and (B) promptly upon demand by the Bank and receipt of such Bank Certificate from the Bank with respect thereto, the Borrower shall pay to the Bank such additional amount or amounts as the Bank certifies to be necessary to compensate the Bank for such increased cost or reduction in amount received or receivable.

                  (ii) If the Bank shall have determined that the adoption, effectiveness or phase-in after the date hereof of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to any Loan (whether or not then subject to any LIBOR Interest Rate) or any letter of credit and/or with respect to the Bank's agreements hereunder to make Loans and/or issue letters of credit to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, effectiveness, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) by any amount deemed by the Bank to be material: (A) the Bank shall promptly after its determination of such occurrence deliver a Bank Certificate with respect thereto to the Borrower; and (B) the Borrower shall pay to the Bank as an additional fee from time to time on demand such amount as the Bank certifies to be the amount that will compensate it for such reduction.

                  (iii) A Bank Certificate of the Bank claiming compensation under this ss.1.10 shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature and date of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to the Bank hereunder and the method by which such amounts are determined. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

                  (iv) No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any Bank Certificate in a timely manner shall in any way reduce any obligation of the Borrower to the Bank under this ss.1.10; provided, however, that if a Bank Certificate is delivered more than 180 days after the event or circumstance giving rise thereto, the Bank shall not be entitled to compensation under this ss.1.10 with respect to any period more than 180 days prior to the date of delivery of such Bank Certificate.

         1.11. ILLEGALITY OR IMPOSSIBILITY. Notwithstanding any other provision of this letter agreement, if the introduction of or any change in or in the interpretation or administration of any law or regulation applicable to the Bank or the Bank's activities in the London interbank market shall make it unlawful, or any central bank or other governmental authority having jurisdiction over the Bank or the Bank's activities in the London interbank market shall assert that it is unlawful, or otherwise make it impossible, for the Bank to perform its obligations hereunder to make LIBOR Term Loans or to continue to fund or maintain LIBOR Term Loans, then on notice thereof and demand therefor by the Bank to the Borrower, (i) the obligation of the Bank to fund LIBOR Term Loans shall terminate and (ii) all affected LIBOR Term Loans shall be deemed to have been converted into Floating Rate Term Loans (with the Borrower to be responsible for any amount payable under ss.1.9 as a consequence of such conversion) at the last day on which such LIBOR Term Loans may legally remain outstanding. Except as provided above in this ss.1.11, the Borrower will have no right to convert any LIBOR Term Loan to a Floating Rate Term Loan prior to the end of the Interest Period applicable to such LIBOR Term Loan.

         1.12. ADVANCES AND PAYMENTS. The proceeds of all Loans shall be credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Demand Loan shall be used by the Borrower solely for working capital purposes. At the date of execution and delivery of this letter agreement, all loans outstanding under the Prior Note are deemed to be refunded by Demand Loans under this letter agreement. The proceeds of each Term Loan will be used by the Borrower solely to pay or reimburse acquisition costs of Qualifying Equipment and/or Qualifying Leasehold Improvements.

         The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or any Note and/or with respect to any letter of credit; and will thereafter promptly notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in any Note or with respect to any letter of credit.

         Whenever any payment to be made to the Bank hereunder or under any Note or with respect to any letter of credit shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of any Note and/or with respect to any letter of credit shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank. All payments of interest, principal and any other sum payable hereunder and/or under any Note and/or with respect to any letter of credit shall be made to the Bank, in lawful money of the United States in immediately available funds, at its office at One Federal Street, Boston, MA 02110 or at such other address as the Bank may from time to time direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, any Note and/or any of the other Loan Documents and/or with respect to any letter of credit, next to interest then accrued on account of any Loans or letter of credit reimbursement obligations and only thereafter to principal of the Loans and letter of credit reimbursement obligations, being applied against the Loans and/or such obligations in such order as the Borrower may designate (and, failing such designation, being applied first against the letter of credit reimbursement obligations, next against any outstanding Demand Loans and thereafter against installments of the Term Loans in inverse order of normal maturity). All interest and fees payable hereunder and/or under any Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

         1.13. LETTERS OF CREDIT. At the Borrower's request, the Bank may, from time to time, in its sole discretion issue one or more letters of credit for the account of the Borrower; provided that at the time of issuance of such letter of credit and after giving effect thereto, the Aggregate Demand Facility Liabilities will not exceed $3,000,000. Any such letter of credit will be issued for such fee and upon such terms and conditions as may be agreed to by the Bank and the Borrower at the time of issuance. The Borrower hereby authorizes the Bank, without further request from the Borrower, to cause the Borrower's liability to the Bank for reimbursement of funds drawn under any such letter of credit to be repaid from the proceeds of a Demand Loan to be made hereunder. The Borrower hereby irrevocably requests that such Demand Loan be made.

         1.14. CONDITIONS TO ADVANCE. Prior to the making of the initial Loan hereunder or the issuance of any letter of credit hereunder, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Demand Note, the Tranche A Term Note, the Tranche B Term Note, the Tranche C Term Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

         Without limiting the foregoing, any Loan or letter of credit issuance (including the initial Loan or letter of credit issuance) is subject to the further conditions precedent that on the date on which such Loan is made or such letter of credit is issued (and after giving effect thereto):

         (a) All statements, representations and warranties of the Borrower made in this letter agreement and/or in the Security Agreement shall continue to be correct in all material respects as of the date of such Loan or issuance of such letter of credit, as the case may be.

         (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Loan or issuance of such letter of credit, as the case may be.

         (c) No event which constitutes, or which with notice or lapse of time or both could constitute, an Event of Default shall have occurred and be continuing.

         (d) No material adverse change shall have occurred in the financial condition of the Borrower from that disclosed in the financial statements then most recently furnished to the Bank.

         Each request by the Borrower for any Loan or for the issuance of a letter of credit, and each acceptance by the Borrower of the proceeds of any Loan or delivery of a letter of credit, will be deemed a representation and warranty by the Borrower that at the date of such Loan or letter of credit issuance, as the case may be, and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this ss.1.14 will be satisfied.

         II.  REPRESENTATIONS AND WARRANTIES

         2.1. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this letter agreement and to make Loans hereunder and/or issue letters of credit hereunder, the Borrower warrants and represents to the Bank as follows:

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts and in each other jurisdiction in which the Borrower maintains any facility, sales office or warehouse and in each other jurisdiction where the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower, all such jurisdictions, as at the date of this letter agreement, being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries, except as shown on said item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture.

         (b) At the date of this letter agreement, no Person is known by the Borrower to own, of record and/or beneficially, more than 5% of the outstanding shares of any class of the Borrower's capital stock, except as set forth on item 2.1(b) of the attached Disclosure Schedule. The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

         (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

                  (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

                  (ii) violate any provision of the charter or by-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

                  (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

         (d) This letter agreement and each of the other Loan Documents has been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

         (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could hinder or prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any other instrument provided for or contemplated by this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate could result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any such Subsidiary.

         (f) The Borrower is not in violation of any term of its charter or by-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

         (g) The Borrower has filed (and has caused each Subsidiary of the Borrower to file) all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower or by any such Subsidiary. All such filed returns, reports and estimates are proper and accurate and the Borrower (or the Subsidiary concerned, as the case may be) has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

         (h) The Borrower is in compliance with (and each Subsidiary of the Borrower is in compliance with) all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with which could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower or any such Subsidiary. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits, certificates and authorizations needed for the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

         (i) The audited financial statements of the Borrower as at March 31, 1999 and the management-generated financial statements of the Borrower as at June 30, 1999, each heretofore delivered to the Bank, are complete and accurate and fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby, except that the aforesaid management-generated statements do not have footnotes and thus do not present the information which would normally be contained in footnotes to financial statements and are subject to normal year-end audit adjustments. Neither the Borrower nor any of the Borrower's Subsidiaries has any liability, contingent or otherwise, not disclosed in the aforesaid financial statements or in the notes thereto that could materially affect the financial condition of the Borrower. Since March 31, 1999, there has been no material adverse development in the business or condition of the Borrower, and the Borrower has not entered into any transaction other than in the ordinary course.

         (j) The principal place of business and chief executive offices of the Borrower are located at 22 Cherry Hill Drive, Danvers, MA 01923. All of the books and records of the Borrower are located at 22 Cherry Hill Drive and/or at 33 Cherry Hill Drive, Danvers, MA 01923. Except as described on item 2.1(j) of the attached Disclosure Schedule, no Collateral is located at any other address. Said item 2.1(j) of the attached Disclosure Schedule sets forth the names and addresses of all record owners of any premises where any material amount of Collateral is located.

         (k) Except as described on item 2.1(k) of attached Disclosure Schedule, the Borrower owns or has a valid right to use all of the patents, licenses, copyrights, trademarks, trade names and franchises now being used or necessary to conduct its business. To the best knowledge of the Borrower, the conduct of the Borrower's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trade names or franchises of others in any manner that could materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower.

         (l) To the best knowledge of the Borrower, none of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions or other ideas susceptible to legal protection developed or conceived by any such officer or key employee.

         (m) The Borrower is not a party to any contract or agreement which now has or, as far as can be reasonably foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

         (n) As used herein, the term "Year 2000 Issue" refers to the concern that computers, software and other equipment utilizing microprocessors may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999. The Borrower has evaluated this potential issue with respect to its products, its financial and management information systems and its suppliers. With respect to the Borrower's products, the software controlling the BVS drive console includes internal counters, but the BVS operation is not related in any way to a specific calendar date. Accordingly, the Borrower believes that the BVS will not need any repair or modification with regard to the Year 2000 issue. With respect to the Borrower's financial and management information systems, the Borrower successfully installed and tested a Year 2000 upgrade to its primary system and is currently working on execution of a plan to ensure that all personal computers ("PCs") and applications are fully assessed and updated to be Year 2000 compliant before the end of 1999. To date, expenditures for new Pcs, software applications, and operating systems under the Borrower's Year 2000 plan have amounted to less than $100,000. Remaining expenditures to complete the plan are expected to be immaterial. With respect to its suppliers, the Borrower is completing an assessment of vendors begun in fiscal 1999 and is increasing safety stocks of materials and inventory where a prolonged loss of material and inventory deliveries would have an adverse impact on the Borrower's business, financial condition and results of operations. The Borrower has also made inquiries to assess its key service providers such as its financial institutions, its payroll service provider, and its retirement plan administrator as to their Year 2000 readiness and has received assurances that the vendors' critical systems have been updated, tested, and found to be compliant.

         Although the Borrower's management does not expect Year 2000 Issues to have a material impact on its business or future results of operations, there may be interruptions of operations or other limitations of system functionality or the Borrower may incur significant costs to avoid such interruptions or limitations. To the extent that the Borrower does not eliminate all Year 2000 Issues, the most likely worst case Year 2000 scenario is systemic failures beyond the control of the Borrower, such as prolonged telecommunications or electrical failure, or a general disruption in supplies and services provided to the Borrower which could have a material adverse effect on the Borrower's business, results of operations and financial condition.

         The Borrower will, at the request of the Bank, provide such reports and such other information as the Bank may reasonably request in order to evidence such Year 2000 compliance.

         III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Demand Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         3.1. LEGAL EXISTENCE; QUALIFICATION; COMPLIANCE. The Borrower will maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts. The Borrower will qualify to do business and will remain qualified and in good standing (and will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each other jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any plant, sales office, warehouse or other facility and in each other jurisdiction in which the failure so to qualify could (singly or in the aggregate with all other such failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) its charter documents and by-laws. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

         3.2. MAINTENANCE OF PROPERTY; INSURANCE. The Borrower will maintain and preserve (and will cause each Subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

         3.3. PAYMENT OF TAXES AND CHARGES. The Borrower will pay and discharge (and will cause each Subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, franchises, income, unemployment, old age benefits, withholding, or sales or use, prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a timely manner, all lease obligations, all material trade debt, purchase money obligations, equipment lease obligations and all of its other material Indebtedness. The Borrower will perform and fulfill all material covenants and agreements under any leases of real estate, agreements relating to purchase money debt, equipment leases and other material contracts. The Borrower will maintain in full force and effect, and comply with the terms and conditions of, all permits, permissions and licenses necessary or desirable for its business.

         3.4. ACCOUNTS. The Borrower will maintain its principal depository and operating accounts with the Bank.

         3.5. CONDUCT OF BUSINESS. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary), enter into any other lines of business, businesses or ventures.

         3.6. REPORTING REQUIREMENTS. The Borrower will furnish to the Bank:

                  (i) Within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

                  (ii) Within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and cash flow, unaudited but complete and accurate and prepared in accordance with generally accepted accounting principles fairly presenting the financial condition of the Borrower as at the dates thereof and for the periods covered thereby (except that such quarterly statements need not contain footnotes) and certified as accurate (subject to normal year-end audit adjustments, which shall not be material) by the chief financial officer of the Borrower, such balance sheets to be as at the end of each such fiscal quarter and such statements of income and cash flow to be for such fiscal quarter and for the fiscal year to date. Such income statements shall be accompanied by a comparison to budget and a comparison to the results for the corresponding period of the immediately prior fiscal year.

                  (iii) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate given as at the end of any fiscal quarter shall also set forth the calculations necessary to evidence compliance with ss.ss.3.7-3.9.

                  (iv) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any "management letter" prepared by such accountants.

                  (v) Within 120 days after the beginning of each fiscal year, a copy of the Borrower's income statement and balance sheet projections for such fiscal year, in detail reasonably satisfactory to the Bank.

                  (vi) If any securities of the Borrower are publicly traded or if registration of such securities is being sought, the Borrower will furnish to the Bank, promptly upon same becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to stockholders or the holders of debt securities generally, of each press release or other communication disseminated to the public generally, and of each regular or periodic report and any registration statement, prospectus or listing application filed by the Borrower with the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency.

                  (vii) As soon as possible and in any event within five days of the occurrence of any Event of Default or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

                  (viii) Promptly after receiving notice of the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, brought against the Borrower or any Subsidiary of the Borrower; provided, however, that this clause
         (viii) will not be deemed to require the Borrower to give notice of FDA proceedings occurring in the ordinary course of the Borrower's business (including, without limitation, product recalls in the ordinary course) which could not reasonably be expected to have a material adverse effect on the Borrower's financial condition, business or prospects.

                  (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

                  (x) Promptly upon request, such other information respecting the financial condition, operations, Receivables, inventory, machinery or equipment of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

         3.7. CAPITAL BASE. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1999), a consolidated Capital Base which shall not be less than $13,500,000.

         3.8. LIQUIDITY. The Borrower will maintain, as at the end of each fiscal quarter of the Borrower (commencing with its results as at June 30, 1999), a ratio of Net Quick Assets to Total Liabilities, which ratio shall be not less than 2.0 to 1.

         3.9. DEBT SERVICE COVERAGE. As used herein, "Determination Date" means the last day of each fiscal quarter of the Borrower. The Borrower will maintain on a consolidated basis, as at each Determination Date (commencing with its results as at June 30, 1999), a Debt Service Coverage Ratio of not less than 1.5 to 1. As used herein, the "Debt Service Coverage Ratio", as determined as at any Determination Date, means the ratio of (x) Earnings Available of the Borrower and Subsidiaries for the 12-month period ending on such Determination Date to
(y) the total of (1) all interest on any Indebtedness (whether senior or subordinated, long-term or current), which interest was paid or payable or accrued by the Borrower or any Subsidiary of the Borrower during such 12-month period ending on such Determination Date, PLUS (2) the aggregate current maturities of long-term debt of the Borrower and Subsidiaries outstanding at such Determination Date. Notwithstanding the foregoing, the Borrower need not comply with the foregoing provisions of this ss.3.9 as at any Determination Date if the Borrower's Unencumbered Cash Balance as at such Determination Date exceeds $9,000,000.

         3.10. BOOKS AND RECORDS. The Borrower will maintain (and cause each of its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times accurately and fairly reflect in all material respects all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time and without any necessity for notice following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this ss.3.10. Each financial statement of the Borrower hereafter delivered pursuant to this letter agreement will be complete and accurate and will fairly present in all material respects the financial condition of the Borrower as at the date thereof and for the periods covered thereby.

         3.11. LANDLORD'S WAIVER. Prior to the date of the first Loan hereunder the Borrower will obtain, and will thereafter maintain in effect at all times, waivers from the owners of all premises in which any material amount of Collateral is located, such waivers to be in form and substance satisfactory to the Bank.

         IV.  NEGATIVE COVENANTS

         Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Demand Loan or any Term Loan or any of the other Obligations shall be outstanding or any letter of credit issued hereunder shall be outstanding:

         4.1. INDEBTEDNESS. The Borrower will not create, incur, assume or suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

                  (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Notes and any Indebtedness in respect of letters of credit issued by the Bank;

                  (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

                  (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or for purchase money Indebtedness with respect to fixed assets) incurred upon customary terms in the ordinary course of business;

                  (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) hereafter incurred to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business; provided that the total of (A) future Indebtedness permitted under this clause (iv) plus (B) presently-existing equipment financing permitted under clause (v) of this ss.4.1 will not exceed $2,200,000 in the aggregate outstanding at any one time;

                  (v) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule;

                  (vi) any guaranties or other contingent liabilities expressly permitted pursuant to ss.4.3; and

                  (vii) Subordinated Debt hereafter incurred by the Borrower; provided that (A) the Bank shall have approved in writing the principal amount, interest rate and other payment terms for such Subordinated Debt, such approval not to be unreasonably withheld or delayed, and (B) the Bank shall have approved in writing the subordination terms for such Subordinated Debt, which approval may be given or withheld by the Bank in its sole discretion.

         4.2. LIENS. The Borrower will not create, incur, assume or suffer to exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets (including, without limitation, any trustee process affecting any account of the Borrower with the Bank), now owned or hereafter acquired, except:

                  (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty, except any of the foregoing which is being contested in good faith and by an appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves;

                  (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made and are maintained;

                  (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

                  (iv)Liens in favor of the Bank;

                  (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause
         (iv) of ss.4.1; provided that no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items of equipment financed; or

                  (vi) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

Without limitation of the other representations, warranties, covenants and agreements of the Borrower set forth elsewhere in this letter agreement, the Borrower (i) represents and warrants that neither the Borrower nor any of its Subsidiaries is now a party to any Restrictive Agreement and (ii) agrees that the Borrower will not enter into (nor permit any of its Subsidiaries to enter into) any Restrictive Agreement, except that (A) the Borrower may enter into a Restrictive Agreement with the lessor of any equipment or with any Person providing purchase money financing permitted by clause (iv) of ss.4.1 above; provided that such Restrictive Agreement relates only to the particular item or items of equipment so leased or financed, and (B) software licenses under which the Borrower is the licensee may restrict assignment to any other Person. As used herein, a "Restrictive Agreement" is any agreement, covenant, undertaking or understanding which could have the effect of preventing the Borrower or any Subsidiary from granting a Lien on any of its assets to the Bank.

         4.3. GUARANTIES. The Borrower will not, without the prior written consent of the Bank, assume, guarantee, endorse or otherwise become directly or contingently liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) currently existing guaranties described on item 4.3 of the attached Disclosure Schedule and (iii) guaranties hereafter entered into by the Borrower relating to Indebtedness not in excess of $100,000 in the aggregate.

         4.4. DIVIDENDS. The Borrower will not, without the prior written consent of the Bank, make any distributions to its shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

         4.5. LOANS AND ADVANCES. The Borrower will not make any loans or advances (and will not permit any of its Subsidiaries to make any loans or advances) to any Person, including, without limitation, the Borrower's directors, officers and employees, except advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, all of which will not exceed, in the aggregate, $300,000 outstanding at any one time.

         4.6. INVESTMENTS. The Borrower will not, without the Bank's prior written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which are primarily invested in items of the kind described in the foregoing clauses (i) and (ii) of this ss.4.6, (iv) deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent, (v) deposits with or certificates of deposit issued by any United States commercial bank having more than $100,000,000 in capital, (vi) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to ss.4.7 below; provided that in any event the Tangible Net Worth of the Borrower alone (exclusive of its investment in Subsidiaries and any debt owed by any Subsidiary to the Borrower) will not be less than 90% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries, and (vii) other existing investments described on item 4.6 of the attached Disclosure Schedule and all such future investments as are permitted by the Borrower's Investment Policy, a copy of which is included in item 4.6 of the attached Disclosure Schedule.

         4.7. SUBSIDIARIES; ACQUISITIONS. The Borrower will not, without the prior written consent of the Bank, form or acquire any Subsidiary or make any other acquisition of the stock of any Person or of all or substantially all of the assets of any other Person, other than Permitted Acquisitions. The Borrower will not become a partner in any partnership.

         4.8. MERGER. The Borrower will not, without the prior written consent of the Bank, merge or consolidate with any Person (other than (A) a merger of any wholly-owned Subsidiary of the Borrower into the Borrower or (B) a merger made to carry out a Permitted Acquisition, provided that the Borrower is the surviving entity) or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

         4.9. AFFILIATE TRANSACTIONS. The Borrower will not, without the prior written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this ss.4.9 shall be deemed to prohibit the payment of salary or other similar payments to any officer or director of the Borrower at a level consistent with the salary and other payments being paid at the date of this letter agreement and heretofore disclosed in writing to the Bank, nor to prevent the hiring of additional officers at a salary level consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes of this letter agreement, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family of any of the foregoing. "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

         4.10. CHANGE OF ADDRESS, ETC. The Borrower will not change its name or legal structure, nor will the Borrower move its chief executive offices or principal place of business from the address described in the first sentence of ss.2.1(j) above (except that the Borrower is in the process of moving from 33 Cherry Hill Drive, Danvers, MA to 22 Cherry Hill Drive, Danvers, MA), nor will the Borrower remove any books or records from such address (except as aforesaid), nor will the Borrower keep any Collateral at any location other than at one of the locations described in ss.2.1(j) and/or on item 2.1(j) of the attached Disclosure Schedule without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

         4.11. HAZARDOUS WASTE. Except in compliance with applicable law, the Borrower will not dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor (except in compliance with applicable law) shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, and (ii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, hazardous materials and oil in the ordinary course of their respective businesses, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals, complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

         4.12. NO MARGIN STOCK. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security.

         4.13. SUBORDINATED DEBT. The Borrower will not directly or indirectly make any optional or voluntary prepayment or purchase of Subordinated Debt; nor will the Borrower modify, alter or add any material provisions with respect to any Subordinated Debt without the prior written consent of the Bank. The Borrower will not make any payment of any principal of or interest on any Subordinated Debt in violation of any applicable subordination agreement and, without limitation of the foregoing, no such payment will be made at any time when there exists, or if there would result therefrom, any Event of Default hereunder.

         V.  DEFAULT AND REMEDIES

         5.1. EVENTS OF DEFAULT. Without derogating in any way from the demand nature of the Demand Loans, the occurrence of any one of the following events shall constitute an Event of Default hereunder:

         (a) The Borrower shall fail to make any payment of principal of or interest on the Demand Note and/or any Term Note on or before the date when due; or the Borrower shall fail to pay when due any amount owed to the Bank with respect to any letter of credit now or hereafter issued by the Bank; or

         (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with any Loan or letter of credit shall at any time prove to have been incorrect in any material respect when made; or

         (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of ss.ss.3.1, 3.3, 3.6, 3.7, 3.8 or 3.9 or
Article IV; or

         (d) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

         (e) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other credit agreement or other agreement relating to borrowed money or the extension of credit now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

         (f) Any default shall exist and remain unwaived or uncured with respect to any Subordinated Debt of the Borrower or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Subordinated Debt, or any such Subordinated Debt shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any Subordinated Debt by the holder or holders thereof; or

         (g) Any default shall exist and remain unwaived or uncured with respect to any Indebtedness for borrowed money of the Borrower or any Subsidiary of the Borrower in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness for borrowed money, or any such Indebtedness for borrowed money in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or the giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

         (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such Subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower or any such Subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

         (i) Any final uninsured judgment in excess of $250,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and such judgment remains undischarged, unstayed or unpaid for 30 days after such entry; or

         (j) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which would have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

         (k) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

         (l) The security interests and liens of the Bank in and on any of the Collateral shall for any reason (other than due to payment in full of all amounts secured thereby or due to written release by the Bank) not be fully perfected liens and security interests; or

         (m) If, at any time, more than 50% of any class of voting stock of the Borrower shall be held, of record and/or beneficially, by any Person or by any "group" (as defined in the Securities Exchange Act of 1934, as amended, and the regulations thereunder), other than by one or more of the Persons listed on item 5.1(m) of the attached Disclosure Schedule; or

         (n) There shall occur any other material adverse change in the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower and its Subsidiaries, taken as a whole.

         5.2. RIGHTS AND REMEDIES ON DEFAULT. Without derogating in any way from the demand nature of the Demand Loans, during the existence of any Event of Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

         (a) Declare the entire unpaid principal amounts of each of the Loans then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement and all other Indebtedness of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

         (b) Terminate the Demand Loan financing arrangements and the Term Loan facilities provided for by this letter agreement.

         (c) Exercise all rights and remedies hereunder, under the Demand Note, under each Term Note, under the Security Agreement and under each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

         The Borrower expressly acknowledges and agrees that the Demand Loans are demand obligations and that the Bank may demand payment of same (in which case same shall be immediately due and payable) at any time in the Bank's discretion, whether or not any Default or Event of Default then exists and whether or not at the end of any applicable Interest Period.

         5.3. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the Obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE BANK OF ITS RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

         5.4. LETTERS OF CREDIT. Without limitation of any other right or remedy of the Bank, (i) if an Event of Default shall have occurred and the Bank shall have accelerated the Demand Loans, or (ii) if the Bank shall demand payment under the Demand Note, or (iii) if this letter agreement and/or the Demand Loan financing arrangements described herein shall have expired or shall have been earlier terminated by either the Bank or the Borrower for any reason, the Borrower will forthwith deposit with the Bank in cash a sum equal to the total of all then undrawn amounts of all outstanding letters of credit issued by the Bank for the account of the Borrower.

         VI.  MISCELLANEOUS

         6.1. COSTS AND EXPENSES. The Borrower agrees to pay on demand all costs and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Demand Note, the Term Notes and all other instruments and documents to be delivered in connection with any Loan or letter of credit issued hereunder and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Demand Note, the Term Notes and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the Demand Note, the Term Notes and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) four (4%) percent PLUS (ii) the Prime Rate (but in no event in excess of the maximum rate permitted by then applicable law).

         6.2. FACILITY FEES; BALANCES. With respect to the within facilities for Term Loans, the Borrower is paying to the Bank, at the date of execution and delivery of this letter agreement, a non-refundable facility fee in the amount of $6,000. In addition, in respect of the within facility for Demand Loans the Borrower will maintain, from and after the date hereof, in a demand deposit account at the Bank, average collected balances which shall be equal, at least, to the sum of (i) $100,000 PLUS (ii) 5% of the average aggregate outstanding balance of the Demand Loans. Balances shall be averaged monthly on the last day of each month and on the Expiration Date or date of earlier termination of the within facility for Demand Loans, and if any deficiency in the amount thereof specified in the preceding sentence shall occur, such occurrence shall not constitute an Event of Default, provided that the Borrower shall forthwith make payment to the Bank of such sum as the Bank would have earned on the amount of the deficiency, if it had made a loan of such amount outstanding throughout the month in question and repayable with interest at the rate of interest payable from time to time on the Demand Loans. Fees and balances described in this Section are in addition to any fees and balances required by the Bank or any of its affiliates in connection with any other services now or hereafter made available to the Borrower.

         6.3. OTHER AGREEMENTS. The provisions of this letter agreement are not in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or in any such other agreement.

         6.4. GOVERNING LAW. This letter agreement and the Notes shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

         6.5. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be mailed or delivered to the applicable party at the address indicated below:

                  If to the Borrower:

                  ABIOMED, Inc.
                  22 Cherry Hill Drive
                  Danvers, MA 01923
                  Attention: John F. Thero, Vice President Finance and Business Operations

                  If to the Bank:

                  Fleet National Bank
                  High Technology Division
                  Mail Stop:  MA OF D07A
                  One Federal Street
                  Boston, MA  02110
                  Attention:  Irina V. Case, Vice President

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective two (2) Business Days after deposit in the United States mails, if sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid. If any such notice, request, demand or other communication is hand-delivered, same shall be effective upon receipted delivery.

         6.6. BINDING EFFECT; ASSIGNMENT; TERMINATION. This letter agreement shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Loans, the Notes and/or any letters of credit issued hereunder. Without limitation of the foregoing generality,

                  (i) The Bank may at any time pledge all or any portion of its rights under the Loan Documents (including any portion of any Note) to any of the 12 Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

                  (ii) The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the Loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective assignees and Participants; provided that the Bank shall require any such prospective assignee or Participant to agree in writing to maintain the confidentiality of such information to the same extent as the Bank would be required to maintain such confidentiality.

         The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full all Loans and all interest thereon and all fees and charges payable in connection therewith and all letters of credit issued hereunder have been terminated.

         6.7. CONSENT TO JURISDICTION. The Borrower irrevocably submits to the non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or any Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this ss.6.7 or as otherwise permitted by law.

         The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this ss.6.7 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in ss.6.5 or (ii) by serving a copy thereof upon it at its address set forth in ss.6.5.

         6.8. SEVERABILITY. In the event that any provision of this letter agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

         6.9. REPLACEMENT NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor.

         6.10. USURY. All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Notes or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Indebtedness represented by any Note exceed the maximum permissible under applicable law. In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of The Commonwealth of Massachusetts. If, under any circumstances whatsoever, performance or fulfillment of any provision of any of the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this ss.6.10 shall control every other provision of this letter agreement and of each Note.

         6.11. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY MUTUALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, ANY NOTE OR ANY OTHER LOAN DOCUMENTS OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS LETTER AGREEMENT AND TO MAKE LOANS AS CONTEMPLATED HEREIN.

         VII.  DEFINED TERMS

         7.1. DEFINITIONS. In addition to terms defined elsewhere in this letter agreement, as used in this letter agreement, the following terms have the following respective meanings:

         "Acquisition" - Any purchase or other acquisition made by the Borrower or any Subsidiary of the Borrower of all or substantially all of the business or assets of any other corporation or other entity or any line of business of another corporation or entity, all whether through the acquisition of stock or assets or otherwise.

         "Aggregate Demand Facility Liabilities" - At any time, the sum of (i) the principal amount of all Demand Loans then outstanding, PLUS (ii) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower, PLUS (iii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Bank Certificate" - A certificate signed by an officer of the Bank setting forth any additional amount required to be paid by the Borrower to the Bank pursuant to ss.1.6, ss.1.9 or ss.1.10 of this letter agreement, which certificate shall be submitted by the Bank to the Borrower in connection with each demand made at any time by the Bank upon the Borrower with respect to any such additional amount, and each such certificate shall, save for manifest error, constitute presumptive evidence of the additional amount required to be paid by the Borrower to the Bank upon each demand. A claim by the Bank for all or any part of any additional amount required to be paid by the Borrower may be made before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen and before and/or after any payment hereunder to which such claim relates. Each Bank Certificate shall set forth in reasonable detail the basis for and the calculation of the claim to which it relates.

         "Business Day" - Any day which is not a Saturday, nor a Sunday nor another day on which banks in Boston, Massachusetts are authorized or directed to close; provided however that if the applicable provision relates to a LIBOR Term Loan, then the term "Business Day" shall not include any day on which dealings are not carried on in the London interbank market or on which banks are not open for business in London.

         "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries then existing PLUS (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any additional Subordinated
Debt).

         "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement.

         "Default" - Any event or circumstance which, with the passage of time or the giving of notice or both, could become an Event of Default.

         "Demand Loans" - As defined in ss.1.2.

         "Demand Note" - As defined in ss.1.1.

         "Earnings Available" - The consolidated Net Income (or consolidated Net Loss, as the case may be, expressed as a negative number) of the Borrower and Subsidiaries for any period, PLUS, without duplication of any item, (i) all federal and state income taxes (but not taxes in the nature of an AD VALOREM property tax or a sales or excise tax) paid or accrued by the Borrower and/or any of its Subsidiaries with respect to such period, (ii) all interest on any Indebtedness (whether senior debt or subordinated debt) paid or accrued by the Borrower and/or any of its Subsidiaries for such period and actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, and (iii) the amount of the provision for depreciation and/or amortization actually deducted on the consolidated books of the Borrower for the purposes of computation of consolidated Net Income (or consolidated Net Loss, as the case may be) for the period involved, but MINUS all cash taxes paid during such period by the Borrower and/or any of its Subsidiaries.

         "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         "Eurocurrency Liabilities" - Has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as in effect from time to time, or in any successor regulation relating to the liabilities described in said Regulation D.

         "Event of Default" - As defined in ss.5.1.

         "Expiration Date" - October 13, 2000.

         "FDA" - The United States Food and Drug Administration or any successor agency.

         "Floating Rate" - As defined in ss.1.6.

         "Floating Rate Term Loan" - All or any portion of any Term Loan which bears interest at a rate calculated with reference to the Prime Rate.

         "Impositions" - All present and future taxes, levies, duties, impositions, deductions, charges and withholdings applicable to the Bank with respect to any LIBOR Term Loan, excluding, however, any taxes imposed directly on the Bank's income and any franchise taxes imposed on it by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof.

         "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

         "Interest Payment Date" - As to each LIBOR Term Loan, the Interest Payment Date will be the last day of Interest Period applicable to such LIBOR Term Loan.

         "Interest Period" - As to each LIBOR Term Loan, the period commencing with the date of the making of such LIBOR Term Loan and ending three months thereafter; provided that (A) any such Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day occurs in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day,
(B) any such Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month, and
(C) no Interest Period may be selected as to any principal amount of any Term Loan if such Interest Period would end after the regularly-scheduled due date of such principal amount.

         "LIBOR" - With respect to each Interest Period for a LIBOR Term Loan, that rate per annum (rounded upward, if necessary, to the nearest 1/32nd of one percent) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on that day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London
Time), on that day that is two (2) London Banking Days prior to the beginning of such Interest Period. "London Banking Day" shall mean any date on which commercial banks are open for business in London. If both the Telerate and Reuters systems are unavailable, then LIBOR for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that day that is two (2) London Banking Days preceding the first day of such Interest Period, as selected by the Bank. The principal London office of each of four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m., New York City time, on that day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for the proposed Interest Period cannot be determined. The Bank shall give prompt notice to the Borrower of LIBOR as determined for each LIBOR Term Loan and such notice shall be deemed conclusively correct, absent manifest error.

         "LIBOR Interest Rate" - For any Interest Period, an interest rate per annum, expressed as a percentage, determined by the Bank pursuant to the following formula:

                  * LIR =       LIBOR       + 2.5
                              -----------
                              [1.00 - RR]

                  Where LIR = LIBOR Interest Rate
                      LIBOR = See definition of LIBOR
                         RR = Reserve Rate

                  *LIR to be rounded upwards to the next higher 1/32 of 1%.

The LIBOR Interest Rate will be adjusted during any Interest Period to reflect any change in the Reserve Rate during such Interest Period.

         "LIBOR Term Loan" - All or any portion of a Term Loan which bears interest at a LIBOR Interest Rate.

         "Loan" - Any Demand Loan or any Term Loan.

         "Loan Documents" - Each of this letter agreement, the Demand Note, the Tranche A Term Note, the Tranche B Term Note, the Tranche C Term Note, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Loans or to any of the letters of credit issued hereunder, all whether now existing or hereafter arising or entered into.

         "Maximum Demand Loan Amount" - At any date as of which same is to be determined, the amount by which (x) $3,000,000 exceeds (y) the sum of (i) all then undrawn amounts of letters of credit issued by the Bank for the account of the Borrower PLUS (ii) all amounts then drawn on any such letter of credit which at said date shall not have been reimbursed to the Bank by the Borrower.

         "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

         "Net Quick Assets" - Such current assets of the Borrower as consist of cash, cash-equivalents, readily-marketable securities and Receivables (less an allowance for bad debt consistent with the Borrower's prior experience).

         "Notes" - Collectively, the Demand Note, the Tranche A Term Note, the Tranche B Term Note and the Tranche C Term Note.

         "Obligations" - All Indebtedness, covenants, agreements, liabilities and obligations, now existing or hereafter arising, made by the Borrower with or for the benefit of the Bank or owed by the Borrower to the Bank in any capacity.

         "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Acquisition" - Any Acquisition hereafter made by the Borrower which meets all of the following criteria: (1) the Person so acquired conducts a business (or the assets so acquired are used to conduct a business) which is the same as or is substantially related to the business conducted by the Borrower at the date of this letter agreement; (2) the Board of Directors of the Person so acquired (as such Board was constituted prior to the commencement of the Acquisition) has approved the Acquisition; (3) the consideration paid or payable for such Acquisition by the Borrower must consist solely of capital stock of the Borrower; (4) the aggregate number of shares of capital stock of the Borrower issued or transferred as such consideration (computed on a fully diluted and converted basis) for any one or more Acquisitions during the term of this letter agreement will not exceed 20% of the total number of shares of capital stock of the Borrower outstanding at the date of this letter agreement (computed on a fully diluted and converted basis); (5) at the time of each such Acquisition and after giving effect thereto there shall be no Default or Event of Default, with compliance with each of ss.3.7 and ss.3.8 being measured for this purpose as at the then most recent fiscal quarter-end, giving effect to such acquisition on a PRO FORMA basis as if it had occurred immediately prior to such fiscal quarter-end, and with compliance with ss.3.9 being measured for this purpose as at the then most recent fiscal quarter-end, giving effect to such acquisition as if it had occurred at the beginning of the 12-month period ending at said fiscal quarter-end; and (6) prior to such Acquisition the Borrower provides the Bank with projections reasonably satisfactory to the Bank showing that the Borrower (giving effect to such Acquisition) will remain in compliance with each of ss.3.7, ss.3.8 and ss.3.9 during the fiscal year in which sucH Acquisition takes place and during the immediately following fiscal year.

         "Person" - An individual, corporation, limited liability company, partnership, limited partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Prime Rate" - That variable rate of interest per annum designated by the Bank, from time to time, as being its prime rate, it being understood that such rate is merely a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

         "Prior Note" - As defined in ss.1.1.

         "Qualifying Equipment" - Tangible equipment purchased by the Borrower for use in the Borrower's business which meets all of the following criteria:
(i) such equipment consists of one of the items shown on the Equipment and Improvements List heretofore delivered by the Borrower to the Bank or has otherwise been approved by the Bank for use in supporting a Term Loan, and (ii) the Bank has a fully perfected first security interest in such equipment.

         "Qualifying Leasehold Improvements" - Fixtures and leasehold improvements purchased by the Borrower which meet all of the following criteria:
(i) such fixtures and leasehold improvements consist of one or more of the items shown on the Equipment and Improvements List heretofore delivered by the Borrower to the Bank or have otherwise been approved by the Bank for use in supporting a Term Loan, and (ii) the Bank has a fully perfected first security interest in each such item (subject to the interest of the owner of the Borrower's premises, as described in ss.1.4 above).

         "Receivables" - All of the Borrower's accounts and accounts receivable for goods sold or services rendered.

         "Reserve Rate" - The aggregate rate, expressed as a decimal, at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against Eurocurrency Liabilities, as well as any other reserve required of the Bank with respect to the LIBOR Term Loans. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate.

         "Security Agreement" - As defined in ss.1.1.

         "Subordinated Debt" - Any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

         "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

         "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer, employee or other affiliate of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

         "Term Loans" - Collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

         "Term Notes" - Collectively, the Tranche A Term Note, the Tranche B Term Note and the Tranche C Term Note.

         "Total Liabilities" - All Indebtedness of the Borrower and/or any Subsidiary of the Borrower (secured or unsecured, senior or subordinated) which would properly be included in liabilities shown on a balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

         "Tranche" - Each of Tranche A, Tranche B and Tranche C, as applicable.

         "Tranche A" - The facility for Tranche A Term Loans established by ss.1.4.

         "Tranche A Term Loans" - As defined in ss.1.4.

         "Tranche A Term Note" - As defined in ss.1.1.

         "Tranche B" - The facility for Tranche B Term Loans established by ss.1.4.

         "Tranche B Term Loans" - As defined in ss.1.4.

         "Tranche B Term Note" - As defined in ss.1.1.

         "Tranche C" - The facility for Tranche C Term Loans established by ss.1.4.

         "Tranche C Term Loans" - As defined in ss.1.4.

         "Tranche C Term Note" - As defined in ss.1.1.

         "Unencumbered Cash Balance" - At any time, the total of all cash, cash-equivalents and readily-marketable securities of the Borrower which are not subject to any pledge, lien, encumbrance or other restriction.

         Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

         This letter agreement is executed, as an instrument under seal, as of the day and year first above written.


                                          Very truly yours,

                                          ABIOMED, INC.



                                          By
                                            -------------------------------
                                              Name:
                                              Title:

Accepted and agreed:

FLEET NATIONAL BANK



By
  --------------------------------
    Name:
    Title:

                               DISCLOSURE SCHEDULE



Item 2.1(a)       Jurisdictions in which Borrower is qualified; Subsidiaries

Item 2.1(b)       Stock ownership

Item 2.1(e)       Litigation

Item 2.1(j) Collateral locations of Borrower; Record owners of premises where Collateral is located

Item 2.1(k)       Claims regarding intellectual property

Item 4.1          Existing Indebtedness

Item 4.2          Existing Liens

Item 4.3          Existing Guaranties

Item 4.6          Existing Investments; Investment Policy

Item 5.1(m)       Permitted 50% Stockholders